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                                                                   EXHIBIT 10.40

                         AMENDMENT TO PURCHASE AGREEMENT


            This AMENDMENT TO PURCHASE AGREEMENT is entered into as of the 27th day of September, 2000 by and between Baldwin Technology Corporation, a Connecticut corporation ("Seller") and Systems Technology, Inc., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

            WHEREAS, the Seller and Buyer have entered into a Asset Purchase Agreement dated September 7, 2000 (the "Purchase Agreement") pursuant to which the Buyer purchased from Seller substantially all of the assets of its Baldwin-Stobb Division.; and

            WHEREAS, the Seller and Buyer wish to amend the Purchase Agreement as set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

            1. Section 2.1(a) of the Purchase Agreement is hereby amended in full as follows:

                  "Buyer shall pay to Seller the sum of: (i) Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000); minus (ii) all payments (including deposits) received by or on behalf of the Division for the period commencing on July 1, 2000, and continuing until the Closing Date; plus (iii) all obligations paid by or on behalf of the Division (excluding taxes except as set forth in (iv) below) for the period commencing on July 1, 2000 and continuing until the Closing Date; plus (iv) One-Hundred Seventy-Five Thousand Dollars ($175,000) in consideration for income tax obligations of the Seller attributable to the Division for the period commencing on July 1, 2000 and continuing until the Closing Date. The portion of the purchase price set forth in clauses (i) - (iii) shall be paid on the Closing Date and the portion of the purchase price set forth in clause (iv) shall be paid as follows: $100,000 on June 30, 2001 and $75,000 on September 1, 2001, provided however, that if (1) the Company shall be unable to pay its debts generally as they become due, (2) files a petition to take advantage of any insolvency statute; (3) makes an assignment for the benefit of creditors; (4) commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or substantially all of its property; or (5) files a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or similar law of any other country; then the obligations set forth in clause (iv) are forgiven and discharged. Such purchase price by wire transfer of immediately available funds, provided that Buyer may pay a portion of the purchase price set forth in clause (i) in any alternate form agreed to by Seller in Seller's sole discretion."



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            2. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

            3. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of California.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Purchase Agreement as of the date and year first written above.


                                    BALDWIN TECHNOLOGY CORPORATION


                                    By: __________________________
                                    Title:


                                    SYSTEMS TECHNOLOGY, INC.


                                    By:___________________________
                                    Title:



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